Exhibit (d)(6)

 MERIDIAN TOPCO LLC

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

Dated [●], 2024

Table of Contents

Page

Article I CERTAIN DEFINITIONS	1
Article II ORGANIZATIONAL MATTERS	5
2.1 Limited Liability Company Agreement	5
2.2 Name	5
2.3 Purpose	5
2.4 Principal Office; Registered Agent and Office	5
2.5 Term	6
2.6 No State Law Partnership	6
2.7 Title to Company Assets	6
Article III UNITS AND CAPITAL CONTRIBUTIONS	6
3.1 Units	6
3.2 No Withdrawal	6
3.3 Loans from Members	6
Article IV DISTRIBUTIONS	7
4.1 Distributions	7
4.2 Offset	7
Article V MANAGEMENT	7
5.1 Authority of Board	7
5.2 Composition of the Board	8
5.3 Quorum; Board Actions; Meetings	10
5.4 Delegation of Authority	10
5.5 Officers	10
5.6 Standard of Care	11
5.7 Exculpation of Managers	11
5.8 Right to Indemnification	12
5.9 Observance of Formalities	13
Article VI MEMBERS	13
6.1 Admission and Withdrawal of Members.	13
6.2 Lack of Authority	14
6.3 Members Actions	14
6.4 Waiver of Duties	14
6.5 Limitation of Liability	14
6.6 Return of Distributions	14
6.7 No Right of Partition	15
6.8 Investment Opportunities and Conflicts of Interest	15
6.9 Transactions with the Company	15
6.10 Confidentiality	15
6.11 Information Rights	16
Article VII TAX MATTERS	16
7.1 Preparation of Tax Returns	16
7.2 Tax Elections	17

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7.3 Tax Administration	17
Article VIII TRANSFERS, TAG-ALONG RIGHTS AND SALE TRANSACTION	18
8.1 Transfer Restrictions	18
8.2 Tag-Along Rights	18
8.3 Approved Sale	19
8.4 Transfer Fees and Expenses	21
Article IX REPURCHASE	21
9.1 Repurchase Provisions	21
9.2 Restrictions and Remedies	22
Article X DISSOLUTION AND LIQUIDATION	22
10.1 Dissolution	22
10.2 Liquidation and Termination	23
10.3 Liability of Liquidators	24
10.4 Hart-Scott-Rodino	24
Article XI GENERAL PROVISIONS	24
11.1 Power of Attorney	24
11.2 Amendments	24
11.3 Third Party Beneficiaries; Creditors; Successors and Assigns	25
11.4 Remedies	25
11.5 Severability	25
11.6 Descriptive Headings; Interpretation	25
11.7 Governing Law; Choice of Law; Dispute Resolution	26
11.8 Addresses and Notices	26
11.9 Waiver	27
11.10 Entire Agreement; Further Action; Counterparts and Delivery	27
11.11 Legal Representation	27
11.12 Certain Waivers	27
11.13 Certain Administrative Expenses	28
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MERIDIAN TOPCO LLC

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

The Members of the Company hereby enter into this Agreement on this [●], 2024 and hereby agree as follows.

Pursuant to the filing of the Certificate of Formation of the Company with the office of the Delaware Secretary of State, the Company was formed on March 28, 2024 as a limited liability company in accordance with the Delaware Limited Liability Company Act (“Delaware Act”).

The affairs of the Company have been governed by that certain Limited Liability Company Agreement, dated as of March 28, 2024 (the “Original Agreement”). In connection with the consummation of the Tender Offer, the Members desire to amend and restate the Original Agreement in order to set forth certain agreements regarding the management and affairs of the Company.

Article I
CERTAIN DEFINITIONS

Capitalized terms used but not otherwise defined herein have the meanings set forth below, in any Equity Plan or in the Delaware Act:

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise.

“Agreement” means this amended and restated limited liability company agreement.

“Board” means the board of managers of the Company established and constituted pursuant to Section 5.2, which shall have the power and authority described in this Agreement.

“Business” means the business carried on by the Company Group.

“Capital Contributions” means any cash, property, services rendered or promissory note or other obligation to contribute cash or property or to perform services which a Person contributes or is deemed to contribute to the Company in its capacity as a Member.

“Cause” means (a) in respect of a Management Investor that is not party to an employment, consulting, change in control, severance or similar written agreement between such Management Investor and the Company Group (or where there is such an agreement but it does not define “cause”) that such Management Investor: (i) has failed or refused to comply with a material directive from the Board or the person to whom such Management Investor reports; (ii) has reported to work under the influence of alcohol or has abused alcohol in a manner that impairs such Management Investor’s ability to perform Management Investor’s duties; (iii) has used illegal drugs (whether or not at the workplace); (iv) has violated a material written policy of the Company Group and, if curable, such violation is not cured to the Board’s reasonable satisfaction within 14 days after written notice thereof to Management Investor; (v) has engaged in misconduct that could be injurious to the business or reputation of the Company Group or has engaged in other conduct causing the Company Group substantial public disgrace, disrepute or economic harm; (vi) has committed a felony, an indictable offence or other crime involving moral turpitude or any other act or omission involving misappropriation, embezzlement, dishonesty, disloyalty, theft or fraud with respect to the Company Group or any of its customers, suppliers or other business relations; (vii) has breached any fiduciary duty or engaged in conduct that is grossly negligent or constitutes willful misconduct with respect to the Company Group; (viii) has aided or abetted a competitor, supplier, customer or other business relation of the Company Group to the disadvantage or detriment of the Company Group; (ix) has engaged in sexual relations or a romantic relationship with an employee that is not such Management Investor’s spouse, domestic Member or fiancé or has otherwise engaged in any other inappropriate social interactions with any employee of the Company Group; (x) has engaged (or prepared to engage) in any activities competitive with the business of the Company Group; or (xi) has breached any material agreement between Management Investor and the Company Group which, if curable, is not cured to the Board’s reasonable satisfaction within 14 days after written notice thereof to Management Investor; or (b) in respect of a Management Investor that is party to an employment, consulting, change in control, severance or similar agreement between such Management Investor and the Company Group that defines “cause,” “cause” as defined under such agreement.

“Class A Unit” means a Unit having the rights, powers and duties specified with respect to a Class A Unit in this Agreement.

“Class B Unit” means a Unit having the rights, powers and duties specified with respect to a Class B Unit in this Agreement.

“Code” means the United States Internal Revenue Code of 1986.

“Company” means Meridian TopCo LLC, a Delaware limited liability company.

“Company Group” means the Company, the Operating Companies and any entity that is or becomes a subsidiary of the foregoing, and, where applicable herein, any of the Company, any Operating Company or any entity that is or becomes a subsidiary of the foregoing.

“Company Group Persons” means the Company Group, its Affiliates and its and their direct and indirect equityholders, directors, managers, officers, members, Members, employees, agents and representatives.

“Distribution” means a distribution made by the Company to a Member with respect to such Member’s Units, whether in cash, property or securities and whether by liquidating distribution, redemption, repurchase or otherwise; provided that none of the following shall be a Distribution: (a) any redemption or repurchase by the Company of any securities of the Company, including in connection with the termination of employment of an employee or any service provider of the Company or any of its subsidiaries, (b) any recapitalization, conversion or exchange of securities of the Company, and (c) any subdivision (by Unit split or otherwise) or any combination (by reverse Unit split or otherwise) of any outstanding Units.

“Equity Plan” means any incentive plan that may be hereafter adopted by the Board that governs any Units.

“Exempt Transfer” means a sale or transfer of Units by the K1 Investor to one of its Affiliates or any other sale or transfer of Units (i) among the K1 Group or (ii) to any equityholder, Member, member or other indirect equityholder of the K1 Group.

“Family Group” means, with respect to a natural person, (i) such natural person’s heirs, executors, administrators or personal representatives, (ii) any revocable trust, the sole trustee of which is such natural person or such natural person’s executor or personal representative and which at all times is and remains solely for the benefit of such natural person or such natural person’s relatives, or any trust that is created under such person’s will and (iii) any S-corporation, partnership, limited liability company or other tax flow-through entity the governing instruments of which provide that such natural person or such natural person’s executor or personal representative shall have the exclusive, nontransferable power to direct the management and policies of such entity and of which the sole record and beneficial owners of stock, partnership interests, limited liability company interests or other equity interests are limited to such natural person, such natural person’s spouse or descendants or the trusts described in clause (ii) above.

“FATCA” means (i) Sections 1471 through 1474 of the Code, any successor legislation, any U.S. Department of Treasury Regulations, forms, instructions or other guidance issued pursuant thereto, (ii) any intergovernmental agreement entered into pursuant to such authorities, and (iii) any current or future legislation, regulations or guidance promulgated by any jurisdiction giving effect to any item described in clause (i) or (ii).

“Foreign Account Reporting Requirements” means FATCA and any similar law, intergovernmental agreement or other legal or administrative requirement promulgated or agreed to by any jurisdiction, including the Standard for Automatic Exchange of Financial Account Information (Common Reporting Standard) of the Organisation for Economic Co-operation and Development.

“Grant Agreement” has the meaning set forth in an Equity Plan.

“K1 Group” means K1 Investment Management, its Affiliates and any of their respective managed investment funds and portfolio companies (including K5, but excluding the Company and its subsidiaries) and their respective Members, members, directors, managers, employees, stockholders, agents, any successor by operation of law (including by merger or otherwise) of any such Person, and any entity that is an Affiliate of K1 Group that acquires all or substantially all of the assets of any such Person in a single transaction or series of related transactions.

“K1 Investment Management” means K1 Investment Management, LLC, a Delaware limited liability company.

“K1 Investor” means K5 Private Investors, L.P., a Delaware limited partnership (“K5”), and any of its Affiliates that becomes a Member after the date hereof. If at any time there is more than one Person comprising the K1 Investor, then any determination, appointment, designation, consent or approval to be made, given or withheld by the K1 Investor under this Agreement shall be made, given or withheld by Persons holding a majority of the K1 Investor Equity.

“K1 Investor Equity” means, (i) the Class A Units issued to the K1 Investor on the date hereof, (ii) any other Units of the Company or any equity securities of the Company’s subsidiaries issued to or acquired by the K1 Investor and (iii) any securities issued to the K1 Investor with respect to the foregoing securities.

"LLC Interest” means, in respect of a Member, such Member's limited liability company interest in the Company, including such Member's rights based on the Units held thereby, to a distributive share of profits, losses and other items of income, gain, loss, deduction and credits of the Company, to Distributions pursuant to Section 4.1 and to a distributive share of the assets of the Company pursuant to Section 10.2.

“Management Investor” means (i) each Member that is designated as a “Management Investor” by the Board from time to time and (ii) unless otherwise determined by the Board, each manager, director, officer or employee of, or consultant, advisor or other provider of services to, the Company Group who, in each case pursuant to an Equity Agreement acquires Units after the date hereof and becomes a Member pursuant to the terms hereof.

“Manager” means each Person who is appointed as a manager to the Board pursuant to Section 5.2(a).

“Member” means each Person that is admitted to the Company as a Member on the date hereof and each Person that is admitted to the Company as a Member after the date hereof, in each case, pursuant to Section 6.1.

"Membership Interest" means, in respect of a Member, the rights, powers and duties of such Member set forth in this Agreement and the Delaware Act.

“Operating Companies” means (i) MariaDB plc and its direct and indirect subsidiaries, (ii) MariaDB USA Inc. and its direct and indirect subsidiaries, (iii) any direct or indirect subsidiary of the Company designated as an Operating Company by the Board from time to time and (iv) any successor of any of the foregoing.

“Permitted Transferee” means, in respect of a Management Investor, a member of such Management Investor’s Family Group.

“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, limited liability company, entity or governmental entity (whether federal, state, county, city or otherwise and including any instrumentality, division, agency or department thereof).

“Pro Rata Basis” means, with respect to each Member, and as determined with respect to any particular expense, liability or obligation incurred (or amount of proceeds withheld) in connection with any Approved Sale or any sale contemplated by Section 8.2, the amount that such Member’s proceeds would be reduced as a percentage of the aggregate reduction in proceeds to all Members assuming the Total Equity Value implied by such Approved Sale or sale contemplated by Section 8.2 was being distributed to the Members in accordance with Section 4.1 and as if such expense, liability or obligation were incurred and satisfied by the Company (or such amount of proceeds were withheld) prior to such distribution.

“Pro Rata Share” means with respect to each Unit, the aggregate amount such Unit would receive if an amount equal to the Total Equity Value was distributed to all Units in accordance with the distribution provisions of Section 4.1.

“Restricted Investor” means each Member other than the K1 Investor.

“Sale Transaction” means, unless otherwise determined by the Board, (a) a transaction or series of transactions (including by way of merger, recapitalization, reorganization, sale of Units or sale of the limited liability company interests or other equity securities of any subsidiary of the Company) with any unaffiliated third party the result of which is that (i) the K1 Investor is no longer, in the aggregate, the beneficial owner, directly or indirectly through one or more intermediaries, of Units representing more than 50% of the Total Equity Value; (ii) the Company is no longer, in the aggregate, the beneficial owner directly or indirectly through one or more intermediaries, of the issued and outstanding equity interests of MariaDB USA Inc. (or its successor-in-interest), representing more than 50% of the aggregate equity value thereof; or (iii) the K1 Managers no longer hold a majority of the total votes of the Board or (b) the sale, in one transaction or a series of related transactions, of all or substantially all of the assets of the Company Group, taken as a whole, to an unaffiliated third party.

“Securities Act” means the United States Securities Act of 1933.

“Substituted Member” means a Person that is admitted as a Member of the Company pursuant to Section 6.1 after the date hereof.

“Tender Offer” means an offer for the entire issued and to be issued share capital of MariaDB plc pursuant to a Tender Offer Statement on Schedule TO filed with the Securities and Exchange Commission by Meridian Bidco LLC, a wholly owned subsidiary of the Company.

“Total Equity Value” means, as of any date of determination, the aggregate fair market value of all Units outstanding as of such date.

“Transfer” means any sale, transfer, assignment, exchange, pledge, hypothecation, mortgage, grant of a participation interest, grant of a security interest or other direct or indirect disposition or encumbrance.

“Treasury Regulations” means the Federal income tax regulations, including any temporary or proposed regulations, promulgated under the Code.

“Units” means the Class A Units and the Class B Units and any other class of Units created and authorized by the Board after the date hereof.

Article II
ORGANIZATIONAL MATTERS

2.1         Limited Liability Company Agreement. During the Term, the rights, powers and duties of the Members with respect to the Company will be as set forth (x) in this Agreement and (y) except where the Delaware Act provides that such rights, powers and duties specified in the Delaware Act shall apply “unless otherwise provided in a limited liability company agreement” or words of similar effect and such rights, powers and duties are set forth in this Agreement, the Delaware Act.

2.2         Name. The name of the Company, as set forth in the Certificate of Formation of the Company, is Meridian TopCo LLC. The Board may change the name of the Company at any time. The Company’s business may be conducted under its name or any other name deemed advisable by the Board.

2.3         Purpose. The purpose and business of the Company shall be to manage and direct the business operations and affairs of the Company Group and to engage in any other lawful acts or activities for which limited liability companies may be organized under the Delaware Act.

2.4         Principal Office; Registered Agent and Office. The initial principal office of the Company will be 875 Manhattan Beach Blvd, Manhattan Beach, California 90266 and all business and activities of the Company will be deemed to have occurred at its principal office. The initial address of the registered office of the Company in the State of Delaware will be the office of the initial registered agent named in the Certificate of Formation of the Company and the initial registered agent for service of process on the Company in the State of Delaware at such registered office shall be the registered agent named in the Certificate of Formation of the Company.

2.5           Term. The term of the Company commenced on the filing of the Certificate of Formation of the Company in accordance with the Delaware Act and shall continue in existence until the Company is terminated and dissolved in accordance with the provisions of Article X (“Term”).

2.6           No State Law Partnership. The Members intend that the Company not be a partnership or joint venture and that no Member be a partner or joint venturer of any other Member by virtue of this Agreement, and neither this Agreement nor any other instrument entered into by the Company or any Member relating to the subject matter hereof shall be construed to suggest otherwise.

2.7           Title to Company Assets. The Company’s assets shall be deemed to be owned by the Company as an entity and no Member, individually or together with other Members, shall have any ownership interest in such assets. All the Company assets shall be recorded as the property of the Company on its books and records, irrespective of the name in which legal title to such assets is held. Legal title to any asset may be held in the name of the Company or one or more nominees, as the Board may determine. Any of the Company assets for which legal title is held in the name of any nominee shall be held in trust by such nominee for the use and benefit of the Company in accordance with the provisions of this Agreement.

Article III
UNITS AND CAPITAL CONTRIBUTIONS

3.1           Units.

(a)           Units. LLC Interests shall be represented by “Units,” and shall include Class A Units, which shall have the right to vote on any action, approval or consent by the holders of Class A Units to the extent such right is expressly granted pursuant to this Agreement, Class B Units which, except for non-waivable rights (if any) expressly granted to the holders of such Units pursuant to Delaware law, shall have no voting rights, and any other series of Units created and authorized by the Board after the date hereof; provided that any such class of Units shall have the relative rights, powers and duties set forth in this Agreement and any applicable Equity Plan.

(b)          Unit Ownership Ledger. The Company has created and will maintain a “Unit Ownership Ledger” setting forth the name of each Member, the number of each class of Units held of record by such Member, the amount of the Capital Contributions made by such Member with respect to each class of Units, and any other information deemed relevant by the Board. Absent manifest error, the Unit Ownership Ledger shall be the conclusive record of the information set forth thereon. The Board shall amend the Unit Ownership Ledger to reflect any issuance, sale, transfer, forfeiture or cancelation of Units, or any applicable modification to any other information set forth thereon, which amendment shall not require the consent or approval of any Person other than the Board. Any reference in this Agreement to the Unit Ownership Ledger shall be deemed a reference to the Unit Ownership Ledger as amended and updated at such time.

3.2         No Withdrawal. No Member shall be entitled to withdraw any part of such Member’s Capital Contributions or receive any Distribution from the Company, except as expressly provided herein.

3.3         Loans from Members. Loans by Members to the Company shall be a debt of the Company to such Member, shall be payable or collectible in accordance with the terms on which such loans are made and shall not be deemed Capital Contributions.

Article IV
DISTRIBUTIONS

4.1         Distributions. Except as set forth in this Agreement and subject to the terms of any Equity Plan, Distributions shall be made to the holders of Class A Units and Class B Units ratably among such holders based on the number of Class A Units and Class B Units held by each such holder immediately prior to such Distribution.

4.2         Offset. Whenever the Company is to make a Distribution or pay any sum to any Member or any Affiliate or related Person thereof, (a) any amounts that such Member or such Affiliate or related Person owes to the Company Group, (b) any fees, costs, expenses or other amounts that the Company Group or any Affiliate thereof has paid on behalf of a Member or any Affiliate or related Person thereof and (c) any amounts the Board determines could result in a lien or encumbrance against any Units held by a Member, in each case, may be offset or deducted from that sum before such Distribution or payment.

Article V
MANAGEMENT

5.1           Authority of Board.

(a)           Exclusive Authority and Power. Subject to the terms of this Agreement and except for the actions that pursuant to this Agreement expressly require the approval or consent of the K1 Investor or of the Members, notwithstanding anything to the contrary in the Delaware Act, without any vote, consent or approval of any Member, class or group of Members or other Person, the Board shall have the exclusive authority and power to:

(i)         conduct, direct and exercise full control over all activities of the Company, including all decisions relating to the issuance, voting, sale and Transfer of, and the exercise of other rights with respect to, securities of the Company’s subsidiaries;

(ii)        manage the business and affairs of the Company, including matters concerning (A) distribution of net profits, net losses and investment proceeds, including the taxes thereon, and (B) accounting procedures and determinations, tax determinations and elections;

(iii)       (A) bind or take any action on behalf of the Company and (B) exercise any rights and powers (including the rights and powers to take certain actions, give or withhold certain consents or approvals, or make certain determinations, opinions, judgments or other decisions) granted to the Company under this Agreement or any other contract, instrument or other agreement to which the Company is a party, including any Equity Agreement;

(iv)       (A) approve on behalf of the Company and all of the Members, a Sale Transaction in which the Company or any of its subsidiaries is the seller or any merger, consolidation or other transaction involving the Company, any of its subsidiaries or any of their assets (it being understood that no approval of any Members or class or group of Members shall be required for any such transaction, including under Section 18-209 of the Delaware Act) and to cause the Company to enter into any agreement regarding any Sale Transaction in which the Company or any of its subsidiaries is the seller or any merger, consolidation or other transaction involving the Company, any of its subsidiaries or any of their assets, (B) approve and structure an initial public offering and determine all necessary, customary or advisable actions to be taken by the Company in connection therewith, (C) in accordance with the Delaware Act, determine the location of the principal and any other office of the Company and the registered agent and registered office of the Company, (D) cause the Company to transfer to, or domesticate or continue in any jurisdiction, and, in connection therewith, elect to continue its existence as a limited liability company, in the State of Delaware, (E) cause the Company to convert to a corporation or other entity, (F) cause the Company to create and issue Units (including other classes of Units having such relative rights, powers or duties as may from time to time be established by the Board, including rights, powers or duties different from, senior to or more favorable than existing classes of Units) and to determine the consideration payable in connection with the issuance of Units, if any, and, in connection therewith, amend (and restate) this Agreement and the Unit Ownership Ledger to reflect such issuances and to make such other amendments as the Board deems necessary or desirable to reflect such issuances (including amending this Agreement to add the terms of such new classes of Units, including economic and governance rights which may be different from, senior to or more favorable than those of existing Units), (G) cause the Company to repurchase, redeem or otherwise acquire Units, (H) determine the fair market value of any Unit and the fair value of any assets of the Company, including any equity or debt securities of any subsidiary of the Company, in each case, taking into account all factors determinative of value that the Board deems relevant, (I) determine, as of any applicable time, the Total Equity Value, Pro Rata Basis, Pro Rata Share and any other amounts contemplated to be determined or calculated herein, (J) admit any Person as a Member, (K) amend (and restate) this Agreement, (L) permit a Person to continue as a Member notwithstanding the happening of the events described in Section 18-304 of the Delaware Act and (M) cause the Company to dissolve and wind up its affairs;

(v)        cause the Company to make Distributions and determine (A) the allocation and amount of such Distributions pursuant to Section 4.1 and (B) whether funds of the Company are available for distribution by the Company;

(vi)       determine the timing, amount and other terms of any investment in the Company and to effect amendments to this Agreement necessary in order to effectuate such investments and to determine on whose behalf expenses were incurred and the attribution of fees and expenses to the investment made directly or indirectly by the Company, its subsidiaries and Affiliates; and

(vii)      make such other determinations and interpretations not provided for by the terms of this Agreement, taking into account any interests and factors the Board deems appropriate.

(b)          Certain Actions. Notwithstanding anything in this Agreement to the contrary, without the prior written consent of the K1 Investor in its capacity as a Member, the Company shall not, and shall not permit any of its subsidiaries to, and no Manager shall vote to cause the Company Group to, (i) dispose of, divest, exchange or sell any material assets of the Company or any material assets, equity interests or securities of any of the Company’s subsidiaries or (ii) enter into or initiate any process in respect of a Sale Transaction, public offering, merger, combination, conversion, consolidation, amalgamation, recapitalization, reorganization, joint venture, partnership or similar transaction.

5.2         Composition of the Board.

(a)           Number and Appointment. Subject to the terms of this Section 5.2, the Board shall consist of three Managers appointed by the K1 Investor, each of whom shall be entitled to three votes (collectively, the “K1 Managers”), and such other Managers who shall from time to time be appointed by the K1 Investor, each of whom shall be entitled to one vote; provided that the K1 Managers shall at all times hold a majority of the total votes of the Board; provided further that the K1 Investor may at any time, in lieu of appointing all of the K1 Managers that the K1 Investor is entitled to appoint pursuant to this Section 5.2(a), elect to vest any appointed K1 Manager with the vote or votes of any such unappointed K1 Manager(s).

(b)          Term. Each Manager shall serve until a successor is appointed in accordance with the terms hereof or such Manager’s earlier resignation, death or removal. A person shall become a Manager effective on receipt by the Company of a written notice (or at such later time or on the happening of some other event specified in such notice) of such person’s appointment from the K1 Investor. A Manager may resign at any time by delivering written notice to the Company. Such resignation shall be effective on receipt by the Company unless it is specified to be effective at some other time or on the happening of some other event.

(c)           Removal. A Manager may be removed from the Board or any committee thereof only by the K1 Investor.

(d)          Vacancies. A vacancy on the Board because of resignation, death or removal of a Manager will be filled in accordance with Section 5.2(a); provided that, if the K1 Investor fails to appoint a person to fill a vacancy in respect of a Manager, then such Board seat shall remain vacant until filled by the K1 Investor pursuant to this Section 5.2(d) or the vote(s) of such Manager may be vested in another Manager pursuant to Section 5.2(a). A vacancy on the Board because of any increase in the size of the Board will be filled by the K1 Investor. For purposes of clarity, no vacancy with respect to the K1 Managers appointed to the Board shall be deemed to exist in the event that the K1 Investor vests in another K1 Manager the vote of any unappointed K1 Manager(s).

(e)           Reimbursement. The Company shall pay, or shall cause one of its subsidiaries to pay, the reasonable out-of-pocket costs and expenses incurred by each Manager and any observer of the Board in the course of such Person’s service hereunder, including in connection with attending regular and special meetings of the Board or any committee thereof, in each case, subject to the Company’s or such subsidiary’s policies and procedures with respect thereto (including the requirement of reasonable documentation thereof) and any other limitations or conditions thereto as may be determined by the Board.

(f)           Board Observer Right. The Board or the K1 Investor may approve one or more observers that shall (i) be entitled to attend the meetings of the Board, but who shall not be entitled to vote and (ii) be entitled to receive all notices, information and reports as determined by the Board that are generally furnished by the Company to the Board at the same time and in the same manner as the same is furnished to the Board; provided that, such observer may be required to leave, or not be allowed to attend, any meeting and information or reports may be withheld if the K1 Managers reasonably believe a conflict of interest or privilege arises or may arise in connection with the issues being discussed at such meeting or contained in such information or report. Such observer may be removed for any reason at any time by the Board or the K1 Investor.

5.3         Quorum; Board Actions; Meetings. At every meeting of the Board, the presence of the Managers holding at least a majority of the votes of all Managers then serving on the Board (i.e., excluding any vacancies on the Board, the votes of which have not been vested in other Managers) shall constitute a quorum. Unless a Manager has been vested with more than one vote pursuant to Section 5.2(a), each Manager shall have one vote on all matters submitted to the Board or any committee thereof (whether the consideration of such matter is taken at a meeting, by written consent or otherwise). The affirmative vote (whether by proxy or otherwise) of the Managers holding at least a majority of the votes of all Managers then serving on the Board (i.e., excluding any vacancies on the Board, the votes of which have not been vested in other Managers) shall be the act of the Board. Except as otherwise provided by the Board when establishing any committee, the affirmative vote (whether by proxy or otherwise) of the Managers then serving on such committee holding at least a majority of the votes of all Managers then serving on such committee shall be the act of such committee. Meetings of the Board and any committee thereof shall be held at the principal office of the Company or at such other place as may be determined by the Board or such committee. Regular meetings of the Board shall be held on such dates and at such times as shall be determined by the Board. Special meetings of the Board may be called by any Manager and special meetings of any committee may be called by any Manager on such committee. Notice of each special meeting of the Board or any committee thereof stating the date, place and time of such meeting shall be given to each Manager (in the case of a Board meeting) or each Manager on such committee (in the case of a committee meeting) by hand, telephone, email, overnight courier or the U.S. mail at least 24 hours prior to such meeting; provided, that such notice need not be delivered to any Manager who is not a K1 Manager if the presence of such Manager at such meeting would present a conflict of interest in respect of the matters to be considered or actions to be taken at such meeting. Notice may be waived before or after a meeting and shall be deemed waived by attendance without protest at such meeting. The actions taken by the Board or any committee thereof at any meeting (as opposed to by written consent), however called and noticed, shall be as valid as though taken at a meeting duly held after regular call and notice if (but not until), either before, at or after the meeting, the Managers as to whom it was improperly held waive notice or consent to the holding of such meeting. The actions by the Board or any committee thereof may be taken by vote of the Board or such committee at a meeting thereof or by written consent (without a meeting, without notice and without a vote) so long as such consent is signed by the Managers holding at least the number of votes that would be necessary to authorize or take such action at a meeting of the Board or such committee in which all Managers then serving on the Board or such committee, as the case may be, were present. Notice of any action so taken without a meeting shall be given to those Managers who have not consented in writing. A meeting of the Board or any committee thereof may be held (and at the request of any Manager, shall also be held) by telephone conference or similar communications equipment by means of which all individuals participating in the meeting can be heard. The Board and each committee thereof may adopt such other procedures governing meetings and the conduct of business at such meetings as the Board or such committee, as applicable, shall deem appropriate. Whenever the approval or consent of the Board is sought or required hereunder or otherwise, such approval or consent shall be valid only if such approval or consent is approved by the affirmative vote (whether by proxy or otherwise) of the Managers holding at least a majority of the votes of all Managers then serving on the Board (i.e., excluding any vacancies on the Board, the votes of which have not been vested in other Managers) pursuant to this Section 5.3.

5.4         Delegation of Authority. The Board may, from time to time, delegate to one or more Persons (including any Manager, Member or officer and including through the creation of one or more other committees) such authority and duties (including solely administrative or ministerial duties) as the Board may deem advisable. Any delegation pursuant to this Section 5.4 may be revoked for any reason at any time by the Board. The members and observers of any committee of the Board shall be determined by the Board.

5.5         Officers. From time to time the Board may appoint persons to serve as officers of the Company. An officer shall have only such title, authority and duties that the Board may provide from time to time. Each officer shall hold office until such officer’s successor is appointed or until such officer dies, resigns or is removed. An officer may resign at any time by delivering written notice to the Board and such resignation shall be effective on receipt by the Board unless it is specified to be effective at some other time or on the happening of some other event. An officer may be removed as an officer for any reason by the Board at any time. Appointment of an officer shall not of itself create contract rights. Any vacancy occurring in any office of the Company shall remain vacant until filled by the Board. Unless otherwise determined by the Board in writing, each officer shall, in the performance of such officer’s duties, owe to the Company and the Members duties of the type owed by the officers of a corporation to such corporation and its stockholders under the laws of the State of Delaware.

5.6         Standard of Care. To the maximum extent permitted under the Delaware Act and any other applicable law, neither the Board nor any Manager shall owe any fiduciary duties to the Company, any other Manager or the Members, any and all such fiduciary duties being hereby eliminated in all respects. Whenever in this Agreement or any other agreement contemplated herein or to which the Company is a party the Board (or any committee thereof) is permitted or required to take any action or to make a decision or determination, the Board (or such committee) may take such action or make such decision or determination in its sole discretion and shall not be subject to any other standard. The resolution, action or terms so made, taken or provided by the Board (or any committee thereof) shall be final, conclusive and binding on the Company and the Members. Whenever in this Agreement or any other agreement contemplated herein the Board is permitted or required to take any action or to make a decision or determination, each K1 Manager shall be entitled to consider such interests and factors as such K1 Manager desires (including the interests of such K1 Manager’s Affiliates (including in their capacity as Members), employers, Members and their respective Affiliates) and, consistent with the elimination of any and all fiduciary duties, shall have no duty or obligation (whether express or implied) to take into consideration any other interests or factors. With respect to any action taken or decision, determination or omission made by any Manager or the Board (or any committee thereof), it shall be presumed that each Manager and the Board (or any committee thereof) acted in good faith and in compliance with this Agreement and the Delaware Act and any Person bringing, pleading or prosecuting any claim with respect to any action taken or decision, determination or omission made by the Board (or any committee thereof) shall have the burden of overcoming such presumption by clear and convincing evidence; provided that this sentence shall not be deemed to impose any duties on the Board or any Manager.

5.7         Exculpation of Managers. No Manager shall be personally liable to any other Manager, the Company or to any Member for any loss suffered by the Company or any monetary damages for any breach of contract, breach of any duty (including any fiduciary duties, any and all such fiduciary duties having been eliminated pursuant to Section 5.6), error in judgment or reliance on information or advice provided by counsel, accountants or other advisors or professionals or any Member, Manager, officer, employee or committee of the Company Group in respect of the affairs of the Company. If the Delaware Act is hereafter amended or interpreted to permit further limitation of the liability of a Manager beyond the foregoing, then this Section 5.7 shall be interpreted to limit the personal liability of such Managers to the fullest extent permitted by the Delaware Act, as amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to limit the personal liability of the Managers to a greater extent than that permitted by said law prior to such amendment). No Manager shall be (a) personally liable for the debts, obligations or liabilities of the Company, including any such debts, obligations or liabilities arising under a judgment or order of a court, (b) required to return any Capital Contribution or (c) required to lend any funds to the Company.

5.8          Right to Indemnification.

(a)           Generally. Each Person who was or is made a party or is threatened to be made a party to or is or could reasonably expect to be involved in any threatened, pending or completed charge, suit or other proceeding, whether civil, criminal, administrative or arbitrative (hereinafter, a “Proceeding”), or any appeal in such a Proceeding or any audit or investigation that could lead to such a Proceeding, by reason of the fact that such Person, or a Person of whom such Person is the legal representative, is or was a Manager or officer of the Company or while a Manager or officer of the Company is or was serving at the request of the Company as a manager, director, officer, trustee, agent or similar functionary of another entity, enterprise, trust or employee benefit plan shall be indemnified by the Company to the fullest extent permitted by the Delaware Act, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than the Delaware Act permitted the Company to provide prior to such amendment) against judgments, penalties (including excise and similar taxes and punitive damages), fines, settlements and reasonable expenses (including attorneys’ fees and expenses) incurred by such Person in connection with such Proceeding, and indemnification under this Section 5.8 shall continue as to a Person who has ceased to serve in the capacity that initially entitled such Person to indemnity hereunder; provided that, unless such officer’s appointment the Board specifies otherwise, no officer shall be entitled to indemnification pursuant to this Section 5.8 (i) to the extent attributable to such officer’s gross negligence, willful misconduct, criminal conduct, bad faith acts or omissions or negligent violation of law, (ii) for any breach of any fiduciary duty of such officer, (iii) for any breach of any representations and warranties or covenants or other obligations by such officer contained in this Agreement or any other agreement with the Company Group or (iv) in any suit (except a suit to enforce the indemnification rights set forth in this Section 5.8) brought by such officer or such officer’s legal representative. The Members hereby acknowledge that the indemnification rights provided in this Section 5.8 could involve indemnification for negligence or under theories of strict liability. The indemnification rights conferred in this Section 5.8 shall include the right to require the Company to advance, pay on behalf of or reimburse the reasonable fees, costs and expenses incurred by a Manager or officer who is, or is threatened to be made, a party to, or is, or could reasonably be expected to become, involved in, a Proceeding in advance of the final disposition of such Proceeding; provided that the Company’s obligation to pay, or cause to be paid, such fees, costs and expenses shall be conditioned on such officer’s written affirmation by such officer that such officer believes in good faith that such officer has met the standard of conduct necessary for indemnification under this Section 5.8 and undertaking by such officer to repay all amounts so advanced if it is ultimately determined that such officer is not entitled to indemnification under this Section 5.8 or otherwise. The Board may elect to have the Company advance, pay on behalf of or reimburse the reasonable fees, costs and expenses incurred by a Manager or officer in connection with the appearance as a witness or other participation in a Proceeding at a time when such Manager or officer is not a party to such Proceeding. To the extent necessary to satisfy its obligations hereunder, the Company shall cause its subsidiaries to pay amounts it is required to pay hereunder. The indemnification obligations set forth in this Section 5.8 are referred to as “Company Indemnification Obligations” and the Persons entitled to such indemnification, “Indemnified Persons.”

(b)          Contract with the Company. The rights granted pursuant to this Section 5.8 shall be deemed contract rights, and no amendment, modification or repeal of this Section 5.8 shall have the effect of limiting any such rights with respect to actions taken, decisions, determinations or omissions made, circumstances, situations or Proceedings arising or relating to time periods, in all cases, prior to any amendment, modification or repeal.

(c)           Primacy of Obligations; Nonexclusive Rights.  The Company and the Members hereby acknowledge and agree that (v) certain Indemnified Persons may have rights to indemnification, advancement of expenses or insurance provided by Persons other than the Company Group (“Outside Indemnitors”), (w) the Company Indemnification Obligations are not exclusive of any rights which such Indemnified Persons may have against Outside Indemnitors or may hereafter acquire under any agreement, law, action by the Board or otherwise (collectively, “Supplemental Indemnification Rights”), (x) the Company Indemnification Obligations shall be primary and any Supplemental Indemnification Rights shall be secondary and shall not limit or otherwise affect the Company Indemnification Obligations, (y) the advancement payment by the Outside Indemnitors on behalf of any such Indemnified Person with respect to any claim for which such Indemnified Person has sought indemnification from the Company shall not affect the Company Indemnification Obligations and, in such event, the Outside Indemnitors shall have a right of contribution or be subrogated to the extent of any such advancement or payment to all of the rights of recovery of such Indemnified Person against the Company, and (z) neither the Company nor any provider of insurance to the Company Group shall be entitled to any right to subrogation, contribution or other recovery from any Outside Indemnitor.  The Company and the Members hereby voluntarily, knowingly and irrevocably waive and release the Outside Indemnitors from any claim against the Outside Indemnitors for contribution, subrogation or any other recovery from any Outside Indemnitor.

(d)          Indemnification of Employees, Agents or Other Persons. The Board may grant any rights comparable to those set forth in Section 5.8(a) to any employee, agent or representative of the Company or such other Persons as the Board may determine, including any employees or agents of the Company who are not or were not Managers or officers of the Company but who are or were serving at the request of the Company as a manager, director, officer, trustee, agent or similar functionary of an entity, enterprise or employee benefit plan.

(e)           Insurance. Unless otherwise determined by the Board, the Company shall maintain, or cause to be maintained, insurance, at its or its subsidiaries’ expense, to protect any Indemnified Person against any expense, liability or loss of the nature described in Section 5.8(a) above whether or not the Company would have the power to indemnify such Indemnified Person against such expense, liability or loss under the provisions of this Section 5.8. Each Manager shall be entitled to the same benefits under such insurance as each other Manager. The Company shall ensure that any such insurance policies comply with Section 5.8(f) and Section 5.8(c), including that there be no right of contribution against any provider of Supplemental Indemnification Rights and that providers of Supplemental Indemnification Rights are subrogated to an Indemnified Person’s rights under such insurance policies.

(f)           Savings Clause. If this Section 5.8 or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify and hold harmless each Indemnified Person pursuant to this Section 5.8 to the fullest extent permitted by any applicable portion of this Section 5.8 that shall not have been invalidated and to the fullest extent permitted by applicable law.

5.9         Observance of Formalities. Notwithstanding anything contained herein or the Delaware Act to the contrary, the failure of the Company, or any Manager, Member or officer to observe any formalities or procedural or other requirements relating to the exercise of its powers or management of the Company’s business and affairs under this Agreement or the Delaware Act shall not be grounds for imposing personal liability on any of the Members.

Article VI
MEMBERS

6.1         Admission and Withdrawal of Members.

(a)         The K1 Investor and each Person whose name is set forth on the Unit Ownership Ledger that has signed and delivered to the Company a counterpart signature page to this Agreement is hereby admitted to the Company as a Member. After the date hereof, unless otherwise determined by the Board, no Person may be admitted to the Company as a Member unless the Board approves such admission, such Person signs and delivers to the Company a joinder agreeing to be bound by all terms hereof, a unit purchase agreement, in form and substance acceptable to the Board and such other documents, instruments and agreements as the Board may require (together with any Grant Agreement entered into after the date hereof, each an “Equity Agreement”). The admission of a Member shall become effective on the date the Board approves such admission and amends and updates the Unit Ownership Ledger to reflect the same.

(b)         Except as otherwise expressly permitted by this Agreement, no Member may withdraw from the Company prior to the dissolution and winding up of the Company without the prior written consent of the Board.

6.2         Lack of Authority. Except for rights expressly granted hereunder to the K1 Investor, no Member in its capacity as such has the authority or power to act for or on behalf of the Company, to bind the Company, or to take any action that would or could be construed as binding on the Company, or to make any expenditures on behalf of the Company, unless such authority and power has been expressly granted to and not revoked from such Member by the Board or pursuant to this Agreement. The Members hereby consent to the exercise by the Board of the authority and powers conferred on the Board by the Delaware Act and this Agreement.

6.3         Members Actions. Except as expressly and specifically provided in this Agreement (e.g., the consent of any Member required under Section 11.2 and the rights of the K1 Investor to approve certain transactions pursuant to Section 5.1(b) or in respect of an Approved Sale pursuant to Section 8.3(a)), the Members hereby waive any right to vote on, consent to or approve any matter or action to the greatest extent permitted by the Delaware Act such that wherever the Delaware Act permits actions to be taken with the vote, consent or approval of Members, any group of Members or class of Members, this Agreement shall be construed to have otherwise provided that such vote, consent or approval may be made by the Board without the vote, consent or approval of any Members, group of Members or class of Members. Any action, approval or consent by the Members (or a subset of Members) expressly required or permitted by this Agreement may be taken (a) at a meeting called by the Board or by Members holding at least a majority of the Units entitled to approve or consent on such matter on at least 24 hours prior written notice to each Member entitled to approve or consent to such matter, which notice shall state the purpose or purposes for which such meeting is being called, or (b) by written consent without a meeting so long as such consent is signed by Members holding at least a majority of all Units entitled to approve or consent to such matter. Any defect in providing notice of any meeting or of any action by written consent may be cured if the affected Members waive such defect. Notwithstanding anything in this Section 6.3 to the contrary, the K1 Investor (to the exclusion of all other Members) shall have the exclusive right to vote on any approval of “parachute payments” pursuant to the shareholder approval exceptions contemplated by §280G and §4999 of the Code in any circumstance under which the income tax regulations promulgated under the Code require such approval to be made by a vote of the Company’s Members.

6.4         Waiver of Duties. Each Member hereby acknowledges the elimination of any and all fiduciary duties pursuant to Section 5.6 and hereby waives any right to make a claim or demand or bring a suit or action, and hereby agrees not to make any claim or demand or bring any suit or action, against the Board or any Manager that such Member may have been entitled to make or bring if such fiduciary duties were not so eliminated. To the maximum extent permitted by the Delaware Act and any other applicable law, the K1 Investor shall not owe any fiduciary duties to any other Members, any and all such fiduciary duties being hereby eliminated. Each Member hereby acknowledges the elimination of any and all fiduciary duties pursuant to the immediately preceding sentence and hereby waives and agrees not to make any claim or demand or bring any suit or action against The K1 Investor (or any of its Affiliates, employees, representatives or agents), the Board or any Manager (or any of their respective Affiliates, employees, representatives or agents).

6.5         Limitation of Liability. Except as otherwise required by applicable law, the debts, liabilities, commitments and other obligations of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company and no Member shall have any personal liability whatsoever in its capacity as a Member, whether to the Company, to any of the other Members, to the creditors of the Company or to any other Person, for the debts, liabilities, commitments or any other obligations of the Company or for any losses of the Company.

6.6         Return of Distributions. The payment or distribution of money or property to a Member shall be deemed to be a compromise within the meaning of the Delaware Act and, unless otherwise agreed in writing by such Member in connection with such payment or distribution, the Member receiving any such money or property shall not be required to return to any Person any such money or property. However, if any court of competent jurisdiction holds that, notwithstanding the provisions of this Agreement, any Member is obligated to return such money or property, such obligation shall be the obligation solely of such Member and not of any other Member or Manager. Notwithstanding the foregoing, a Member will be required to return to the Company any distribution to the extent the Board determines there was a clear and manifest accounting, clerical or other similar error.

6.7         No Right of Partition. The Members hereby knowingly, voluntarily and irrevocably waive any right to seek or obtain partition by court decree or operation of law of any Company assets or property.

6.8         Investment Opportunities and Conflicts of Interest. Unless otherwise determined by the Board in writing, each Management Investor shall bring all investment or business opportunities to the Company of which such Management Investor becomes aware and which are, or may reasonably be expected to be (x) within the scope and investment objectives related to the Business or (y) otherwise competitive with the Business. The Members expressly acknowledge and agree that (a) the K1 Investor and its Affiliates (but excluding the Company Group from the definition of “Affiliates” for purposes of this Section 6.8) and its and their respective managers, directors, officers, shareholders, Members, members, employees, representatives and agents (including any representative of the K1 Investor serving on the Board, collectively, the “Specified Persons”) are permitted (i) to have, develop and engage in, and may presently or in the future have, develop and engage in, investments, transactions, business ventures, contractual, strategic or other business relationships, prospective economic advantages or other opportunities (the “Business Opportunities”) in the Business (other than through the Company Group) or in businesses that are and may be competitive or complementary with or to the Company Group, for their own account or for the account of any Person other than the Company Group or any other Member, and (ii) to direct any such Business Opportunities to any other Person, in each case, regardless of whether such Business Opportunities are presented to a Specified Person in such Specified Person’s capacity as a Manager or otherwise, (b) none of the Specified Persons will be prohibited by virtue of their investments in the Company Group or their service as a Manager or service on the Board or otherwise from pursuing and engaging in any such activities or consummating transactions related thereto, (c) none of the Specified Persons will be obligated to inform or present the Company Group or the Board or any other Member of or with any such Business Opportunity and (d) neither the Company Group nor any other Member will have or acquire or be entitled to any interest or expectancy or participation in any Business Opportunity as a result of the involvement therein of any of the Specified Persons. This Section 6.8 shall not in any way affect, limit or modify any liabilities, obligations, duties or responsibilities of any Person under any employment agreement, consulting agreement, confidentiality agreement, restrictive covenant agreement, non-competition agreement, non-solicitation agreement or any similar agreement with the Company Group.

6.9         Transactions with the Company. The Company may transact business with any Manager, Member or officer or any Affiliate thereof; provided, that the Company shall not enter into any agreement with any such Person that is not on arms’-length terms without the prior written consent of the Board.

6.10        Confidentiality.

(a)           Subject to the last sentence of this Section 6.10(a), each Restricted Investor acknowledges that such Restricted Investor has and may in the future receive certain trade secrets and other confidential or proprietary information of the Company Group (including any predecessors thereof) (collectively, “Confidential Information”). Except as otherwise consented to by the Board in writing, each Restricted Investor (on behalf of itself and, to the extent applicable, its managers, directors, officers, shareholders, Members, employees, agents and members to the extent that such Restricted Investor would be responsible under principles of agency law for the acts of such Persons) agrees that such Restricted Investor shall not, during or after the term of this Agreement, use or disclose to any Person Confidential Information for any reason or purpose, except for disclosure (i) in respect of a Restricted Investor that is an employee of the Company Group, to any other employee, representative or agent of the Company Group and as otherwise may be proper in the course of performing such Restricted Investor’s obligations, or enforcing such Restricted Investor’s rights, under this Agreement or (ii) as is required to be disclosed by order of a court of competent jurisdiction, administrative body or governmental body, or by subpoena, summons or legal process, or by law, provided that the Restricted Investor required to make such disclosure shall (A) provide to the Company prompt written notice of such disclosure to enable the Company to seek an appropriate protective order or confidential treatment and (B) use such Restricted Investor’s commercially reasonable efforts to obtain, at the request and expense of the Company, an order or other assurance that confidential treatment shall be accorded to such portion of the Confidential Information required to be disclosed as the Company shall designate. For purposes of this Section 6.10, the term “Confidential Information” shall not include any information of which at the time of disclosure is in the public domain other than as a result of disclosure directly or indirectly by such Restricted Investor. Nothing in this Section 6.10 shall in any way limit or otherwise modify any other non-disclosure or non-use obligations between a Restricted Investor and the Company Group.

(b)          The Management Investors acknowledge and agree that the ownership of Units by a Management Investor is sensitive and constitutes Confidential Information and that information regarding the individual ownership of the Company by Management Investors relates to such Management Investor’s compensation as an employee of the Company Group, including the terms governing such Management Investor’s ownership of Units. Therefore, notwithstanding anything in this Agreement or any Equity Agreement to the contrary, in no event shall any Management Investor have the right, and each Management Investor hereby knowingly, voluntarily and irrevocably waives any right, whether by contract or under applicable law, to the fullest extent of the law, to request, access or receive any information with respect to what Units are, or have been, issued to or held by any other Management Investor or the terms relating to such Units, including the Unit Ownership Ledger and the amount of any Capital Contributions or Distributions made with respect to such Units; provided that nothing in this Section 6.10(b) shall prohibit any Management Investor from receiving a capitalization schedule showing (i) the number of each class of Units held by the K1 Investor or any other Member that is not a Management Investor, (ii) the aggregate number of each class of Units held by the Management Investors and other advisors of the Company Group collectively as a group, (iii) the aggregate number of each class of Units outstanding as of any particular date and (iv) the number and class of Units held by such Management Investor.

6.11          Information Rights. The Company shall deliver to Restricted Investors (a) all information deemed by the Board to be reasonably necessary for such Restricted Investors to comply with their respective tax reporting obligations, including any obligations of such Persons set forth in Article VII, and (b) upon written request by any Restricted Investor, within 180 days following such statements being finalized in any fiscal year, a copy in electronic form of the audited, consolidated annual financial statements of the Company and its subsidiaries for the most recently completed fiscal year.

Article VII
TAX MATTERS

7.1         Preparation of Tax Returns. The Company shall arrange for the preparation and timely filing of all tax returns required to be filed by the Company, including making the elections described in Section 7.2. Each Member shall furnish to the Company all pertinent information in its possession or reasonably available to it relating to Company assets or operations that is necessary to enable the Company’s tax returns to be prepared and filed.

7.2         Tax Elections. The Members intend for the Company to be treated as a C corporation for federal and, if applicable, state and local income tax purposes (and the Board shall cause the Company to timely file an Internal Revenue Service Form 8832 to that effect), and each Member and the Company shall file all tax returns and shall otherwise take all tax and financial reporting positions in a manner consistent with such treatment. The taxable year shall be the fiscal year unless the Board shall determine otherwise. The Board shall determine whether to make or revoke any available election pursuant to the Code or pursuant to any provision of state, local and foreign tax law. On request by the Company, each Member will promptly provide any information necessary to give proper effect to such election.

7.3         Tax Administration.

(a)           Notwithstanding anything to the contrary in this Agreement, if the Company or any of its subsidiaries is obligated to pay any amount to a governmental agency or body or any other Person (or otherwise makes a payment) because of a Member's status as such or otherwise specifically attributable to a Member (including any federal, state, local or foreign withholding, personal property, personal property replacement, unincorporated business taxes or other taxes), then such Member (the "Reimbursing Member") shall reimburse the Company in full for the entire amount paid (including any interest, penalties and expenses associated with such payment). Promptly on notification of an obligation to reimburse the Company, the Reimbursing Member shall make a cash payment to the Company equal to the full amount to be reimbursed (and the amount paid shall not be deemed to be a Capital Contribution hereunder). Except to the extent actually reimbursed in cash by a Reimbursing Member pursuant to this Section 7.3, (x) any amount of taxes paid by the Company or any of its subsidiaries, (y) any taxes withheld by the Company and (z) any withholding or similar taxes imposed on amounts payable to the Company shall in each case be treated for purposes of this Agreement as an amount actually distributed to the applicable Members with respect to which such taxes were paid or withheld by the Company or any of its subsidiaries pursuant to Section 4.1 at the time paid or withheld (and the amount of any such tax shall be deemed to have been distributed to such Members as the Board, in its reasonable discretion, may determine). A Reimbursing Member's obligation to make reimbursements to the Company under this provision shall survive the transfer of such Reimbursing Member’s interest in the Company or the dissolution, liquidation, winding-up and termination of the Company, and to the maximum extent not prohibited by applicable law, for purposes of this provision, the Company shall be treated as continuing in existence. The Company may pursue and enforce all rights and remedies it may have against each Member under this provision, including (i) instituting a lawsuit to collect such contribution with interest calculated at an annual compounded rate equal to the variable rate per annum equal to the rate of interest most recently published by The Wall Street Journal as the "prime rate" at large U.S. money center banks plus six hundred basis points per annum (but not in excess of the highest rate per annum permitted by law as determined by the Board) and (ii) offsetting Distributions to which a Member is otherwise entitled under this Agreement against such Member's obligation to reimburse the Company under this Section 7.3(a) or with respect to any other amounts owed by such Member to the Company Group. For purposes of this Section 7.3(a), the terms "Member" and "Reimbursing Member" shall include any prior Members of the Company.

(b)          Tax Forms. Each Member shall prepare, sign, acknowledge, file, record, publish and deliver such other information, instruments, documents, tax forms and statements (including any information in relation to any tax or Foreign Account Reporting Requirements) requested by the Board and to take such other actions as may be necessary, advisable or appropriate to enable the Board to effectively carry out the purposes of the Company and this Agreement.

Article VIII
TRANSFERS, TAG-ALONG RIGHTS AND SALE TRANSACTION

8.1         Transfer Restrictions.

(a)           Generally. Without the prior written consent of the K1 Investor and the Board, no Restricted Investor may Transfer its Membership Interest, LLC Interest or any of its Units; provided that a Management Investor may Transfer Units to a Permitted Transferee after providing 10 business days’ prior written notice thereof to the Board so long as, in connection therewith, the written documentation evidencing such Transfer is reasonably acceptable to the Company and includes the express agreement by such Permitted Transferee and the Management Investor transferring such Units that if such Permitted Transferee ceases to be a Permitted Transferee of such Management Investor, then such Permitted Transferee will, prior to ceasing to be a Permitted Transferee, Transfer such Units back to such Management Investor; provided further that, notwithstanding the definition of Permitted Transferee, no Management Investor may Transfer any Units to a Person that the Board reasonably determines is a competitor or a potential competitor (or any Person who has any direct or indirect interest in any such competitor or potential competitor) of the Company Group.

(b)          No Avoidance through Indirect Transfers. Each Restricted Investor that is not a natural person (i) shall take such action as necessary to prohibit and prevent the direct or indirect Transfer of all or any portion of the direct or indirect equity or beneficial interest in such Restricted Investor or any Person holding an interest in such Restricted Investor (whether through Transfers or issuances of its own equity, whether by operation of law, by merger or consolidation of such holder into another entity or dissolution or liquidation of such Person or otherwise) and (ii) shall not seek to avoid the provisions of this Agreement by issuing, or permitting the issuance of, any direct or indirect equity or beneficial interest in such Member, in the case of the foregoing clauses (i) and (ii), in a manner which would fail to comply with this Article VIII if such Member had Transferred Units directly.

(c)           Void Transfers. Any purported Transfer in contravention of this Agreement shall be null and void ab initio and ineffective for all purposes and shall not bind or be recognized by, or recorded on the books of, the Company, and any purported transferee or assignee in such transaction shall not be treated as, or be deemed to be, a Member, a transferee, an assignee or holder of Units for any purpose or have any rights hereunder.

(d)          Admission as a Member. Pursuant to a Transfer of Units permitted by and in accordance this Article VIII and any Equity Agreement (if applicable), subject to the satisfaction of the conditions precedent to such Transfer, including the delivery of a duly signed joinder, the transferee shall become a Member on the date on which the Board approves such transferee as a Member and amends and updates the Unit Ownership Ledger to reflect the same.

8.2         Tag-Along Rights. If the K1 Investor desires to sell or otherwise dispose of Units at any time (other than pursuant to an Exempt Transfer), and the effect of such sale or other disposal, if completed, would be that the K1 Investor is no longer, in the aggregate, the beneficial owner, directly or indirectly through one or more intermediaries, of Units representing more than 50% of the Total Equity Value, then the K1 Investor shall provide each Restricted Investor with reasonable prior written notice thereof (which notice shall include the estimated per Unit consideration, the date by which such Restricted Investor must elect to participate and other material terms of such sale or other disposal that the K1 Investor deems relevant) and the opportunity (to be exercised by such Restricted Investor in writing delivered to the K1 Investor prior to such date) to participate in and sell or otherwise dispose of such Restricted Investor’s pro rata share of the Units being sold or otherwise disposed of by the K1 Investor (based on the number of Units held by such Restricted Investor relative to the aggregate number of Units held by all Members) for the same amount and kind of consideration received by the K1 Investor. To the extent requested by the K1 Investor in connection with such sale or other disposal, such Restricted Investor shall sign and deliver any customary agreements and other documentation; provided that any indemnity obligations shall be on a Pro Rata Basis and limited in amount to no more than the sale or other disposal proceeds actually received by such Restricted Investor.

8.3         Approved Sale.

(a)           Approved Sale. If either (i) the Board and the K1 Investor or (ii) the K1 Investor (independently of the Board) approve a Sale Transaction (an “Approved Sale”), each Member, in its capacity as such, shall raise no objections against, and not otherwise hinder, impede, delay or take any action that could cause any adverse effect on, such Approved Sale. If the Approved Sale is structured as a (x) merger or consolidation and the waiver by the Members pursuant to Section 11.12 and Section 6.3 of any right to vote on, consent to or otherwise approve any actions that under the Delaware Act such Members would have been entitled to vote on, consent to or otherwise approve in the absence of such waiver, is or becomes invalid or unenforceable under the Delaware Act or is determined by a court of competent jurisdiction to be invalid or unenforceable, then each Member shall vote for, consent to and, to the extent applicable under the laws governing such transaction, waive any dissenters rights, appraisal rights or similar rights in connection with such merger or consolidation or (y) sale of Units, each Member shall agree to Transfer, and shall Transfer, all (or such lesser portion reflecting such Person’s proportionate interest in the aggregate portion of the Total Equity Value being sold in such Approved Sale) of such Member’s Units on the terms of the Sale Transaction approved by the Board and the K1 Investor acting together or the K1 Investor acting alone, as the case may be. Each Member shall take all necessary or customary actions, and the receipt of any proceeds of such Approved Sale shall be conditioned on the taking of such actions, in connection with the consummation of the Approved Sale (whether in such Person’s capacity as a Member, Manager, officer or otherwise) as reasonably requested by the Board and the K1 Investor acting together or the K1 Investor acting alone, as the case may be (including signing and delivering any and all agreements, instruments, consents, waivers and other documents in substantially the same forms signed by the K1 Investor and any other customary agreements and documentation, including any applicable purchase agreement and, solely with respect to Management Investors, attending presentations, cooperating in facilitating the sale process and providing information reasonably requested by potential acquirers, in each case, on the terms of which shall be determined by the Board); provided, that notwithstanding the foregoing, no Member shall be required to make any representations and warranties other than customary “fundamental” representations and warranties relating to such Member’s status as a holder and seller of Units, including in respect of such Member’s unencumbered title to its Units, its power, authority and legal right to Transfer its Units, and the enforceability against such Member of agreements to which such Member is a signatory. In furtherance of the waivers set forth in this Agreement, in connection with any Approved Sale, each Member hereby irrevocably waives all claims, including any claims for breach of any duty arising out of or related to any Approved Sale, including claims relating to the fairness of the Sale Transaction, the price paid for Units or assets of the Company in such Approved Sale, the process or timing of such Sale Transaction or any similar claims arising from the Sale Transaction. Subject to Section 8.3(b), the obligations of the Members pursuant to this Section 8.3(a) shall not in any way be limited or otherwise affected by the amount, nature, form or terms of the consideration to be paid in any Approved Sale, even if such Approved Sale results in no consideration being paid or payable to such Member.

(b)          Conditions. The obligations of the Members with respect to an Approved Sale are subject to the satisfaction of the following conditions: (i) the consideration payable on consummation of such Approved Sale to all Members shall be allocated among the Members based on the Pro Rata Share represented by the Units sold by such Member pursuant to such Approved Sale (as determined by the Board treating the Units sold pursuant to the Approved Sale as the only Units outstanding for the purposes of determining each such Unit’s Pro Rata Share) and (ii) on the consummation of the Approved Sale, all of the Members holding a particular class of Unit shall receive (or shall have the option to receive) the same form of consideration for such class of Unit; provided, however, that the condition that each Member is provided with the same option to receive the same form of consideration set forth above shall be deemed satisfied even if (x) any Management Investor receives additional consideration in the form of salary, bonus or other management consideration for entering into employment or similar arrangements in favor of an acquiror, (y) any Management Investor elects to receive securities of the acquiror or any of its Affiliates or (z) certain Members (other than the Management Investors) elect to receive securities of the acquiror or any of its Affiliates, so long as such election is available to all Members holding the same class of Units and so long as each holder of the same class of Units receives the same amount of value, whether in cash or such securities, as of the closing of such Approved Sale with respect to such holder’s Units of such class; provided further, that, in the event that any securities are part of the consideration payable to the Members, if a Member is not an “accredited investor” (as such term is defined under the Securities Act) or the receipt of such securities might have an adverse effect on such Approved Sale, then the Board may cause such Member to receive, and each such Member hereby agrees to accept, in lieu of such securities, cash consideration equal to the fair market value of such securities as of the closing of such Approved Sale.

(c)           Indemnification; Expenses. The Members shall be obligated to join (severally but not jointly, and on a Pro Rata Basis) in any indemnification obligation the Board and the K1 Investor acting together or the K1 Investor acting alone, as the case may be, have agreed to be bound by in connection with such Approved Sale (including any such obligations that relate specifically to a particular Member, such as indemnification with respect to representations and warranties given by a Member regarding such Member’s title to and ownership of Units); provided that any escrow or holdback of proceeds of any such transaction shall be withheld on a Pro Rata Basis among all Members; provided, further, that (i) in respect of representations that are specific to a Member (e.g., ownership of Units), no Member will be required to make such Member-specific representations about other Members or indemnify a buyer in respect thereof and (ii) no Member shall be obligated in connection with an Approved Sale to agree to indemnify any party with respect to an amount in excess of the cash proceeds actually received by such Member in connection with such Approved Sale. Each Member shall enter into any indemnification or contribution or other agreement reasonably requested by the Board and the K1 Investor acting together or the K1 Investor acting alone, as the case may be, to ensure compliance with this Section 8.3(c). Each Member shall pay its share determined on a Pro Rata Basis of the expenses incurred by the K1 Investor and its Affiliates pursuant to an Approved Sale to the extent such expenses are incurred for the benefit of all Members (including the costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with enforcing or implementing the terms and provisions of this Section 8.3(c)). Expenses incurred by any Member on such Member’s own behalf (including the fees and disbursements of counsel, advisors and other Persons retained by such Member in connection with the Approved Sale) will not be considered costs incurred for the benefit of all Members and, to the extent not paid by the Company, will be the responsibility of such Member.

(d)          Purchaser Representative. If the Company or the K1 Investor enters into any negotiation or transaction for which Rule 506 (or any similar rule then in effect) promulgated by the Securities and Exchange Commission may be available with respect to such negotiation or transaction (including a merger, consolidation or other reorganization), the other Members shall, at the request of the Company or the K1 Investor, as the case may be, appoint a “purchaser representative” (as such term is defined in Rule 501 promulgated under the Securities Act) designated by the Company and reasonably acceptable to the K1 Investor. If any Member so appoints a purchaser representative, the Company shall pay the fees of such purchaser representative. However, if any Member declines to appoint the purchaser representative designated by the Company, such Member shall appoint another purchaser representative (reasonably acceptable to the Company and the K1 Investor), and such Member shall be responsible for the fees of the purchaser representative so appointed.

(e)           No Grant of Dissenters Rights or Appraisal Rights. In no manner shall this Section 8.3 be construed to grant to any Member any dissenters rights or appraisal rights or give any Member any right to vote in any transaction structured as a merger or consolidation (it being understood that the Members have waived any rights under Section 18-210 of the Delaware Act pursuant to Section 11.12). Each Member expressly grants to the Board and the K1 Investor acting together or the K1 Investor acting alone, as the case may be, the sole right to approve or consent to a Sale Transaction (or other merger or consolidation involving the Company) without approval or consent of the Members. The K1 Investor shall, in its sole discretion, decide whether or not to pursue, consummate, postpone or abandon any Approved Sale and the terms thereof. Neither the K1 Investor nor any of its Affiliates shall have any liability to any other Member arising from, relating to or in connection with the pursuit, consummation, postponement, abandonment or terms of any such Approved Sale.

(f)           Failure to Comply. If any Member fails to comply with the provisions of this Section 8.3, such Person: (i) will not be entitled to the consideration that such Person would otherwise receive in the Approved Sale until such Person cures such failure; provided that, after curing such failure, such Person will be so entitled to such consideration without interest; (ii) will be deemed, for all purposes, no longer to be a Member of the Company; (iii) will not be entitled to any distributions after the Approved Sale with respect to Units held by such Person; (iv) will have no other rights or privileges granted to Members under this Agreement or any future agreement; and (v) in the event of liquidation of the Company, such Person’s rights with respect to any consideration that such Person would have received if such Person had complied with this Section 8.3, if any, will be subordinate to the rights of all other Members.

8.4         Transfer Fees and Expenses. Except as provided in Section 8.3 and unless otherwise determined by the Board, the transferor and transferee of any Units shall be jointly and severally obligated to pay all reasonable expenses (including attorneys’ fees and expenses) incurred by the Company or any of its Affiliates in connection with any Transfer or proposed Transfer, whether or not such proposed Transfer is consummated. Nothing contained herein shall relieve any transferor of Units from any liability of such transferor to the Company or the other Members with respect to such Units that may exist on the date such Units are transferred or that is otherwise specified in the Delaware Act and incorporated into this Agreement or for any liability to the Company or any other Person or for any breaches of any representations and warranties or covenants or other obligations by such transferor (in its capacity as a Member) contained herein or in any other agreement with the Company Group or its Affiliates.

Article IX
REPURCHASE

9.1         Repurchase Provisions. Except as otherwise set forth in any Equity Agreement, any Equity Plan or any other plan governing any certain class of Units, the Units issued to a Management Investor shall be subject to the following repurchase provisions:

(a)           Repurchase Right. At any time following the termination of a Management Investor’s employment or engagement for any reason, the Company shall have the right to repurchase all or any portion of the Units issued to such Management Investor.

(b)          Repurchase Notice. The Company may elect to exercise its right to repurchase Units issued to Management Investors by notifying such Management Investor in writing of the aggregate number of Units the Company is repurchasing, the aggregate purchase price therefor, the contemplated date of such repurchase and any other material terms of such repurchase, which notification shall be deemed made by delivery to such Management Investor of a repurchase agreement setting forth such terms.

(c)           Purchase Price. The purchase price for any Units repurchased pursuant to Section 9.1(a) shall be the fair market value of such Units as of the date of the repurchase notice as conclusively determined by the Board; provided, that in the event (i) a Management Investor’s employment or engagement is terminated for Cause or (ii) the Board determines that such Management Investor has breached any non-disclosure, non-compete, non-solicitation, non-disparagement, confidentiality, invention assignment, work product, work-for-hire, intellectual property protection or assignment or other restrictive covenants between such Management Investor and the Company Group, in addition to and without limiting any other rights, damages or remedies the Company Group may have or be entitled to in connection with such breach, the purchase price for such Units shall be the lower of (x) the original cost thereof as set forth in the Equity Agreement pursuant to which such Units were originally issued and (y) the fair market value thereof as conclusively determined by the Board as of the date of the repurchase notice. The aggregate purchase price of any Units repurchased from a Management Investor pursuant to Section 9.1(a) shall be reduced by any amounts owed by such Management Investor to the Company Group (including any amounts owed under any promissory note issued by such Management Investor to the Company Group and any amounts advanced or loaned to such Management Investor by the Company Group).

(d)          Documentation. On or prior to the date of the repurchase, the Management Investor shall sign and deliver to the Company documentation effectuating the repurchase as reasonably requested by, and in a form reasonably acceptable to, the Company. Such documentation shall include a repurchase agreement that includes assignment powers, customary representations and warranties in favor of the Company Group, a general release of the Company Group Persons and an acknowledgement of such Management Investor’s continuing obligations under this Agreement, any Equity Plan and any other agreement with the Company Group, in each case, as applicable.

(e)           Consideration. In respect of any repurchase pursuant to Section 9.1(a), the Company may pay (or cause to be paid) the net purchase price for the Units being repurchased from a Management Investor by check or wire transfer of immediately available funds or by issuing (or causing a subsidiary to issue) a promissory note bearing simple interest (payable at maturity) at a rate equal to the prime rate, which note shall mature and be payable on the earlier of the consummation of a Sale Transaction and the date that is the third anniversary of the closing of such repurchase (or by any combination of the foregoing). The Company may assign all or any portion of its rights to purchase Units under this Article IX to the K1 Investor or any Person consented to in writing by the K1 Investor and may effectuate the repurchase of Units through any of its subsidiaries (including through a distribution of equity interests in any such subsidiary followed by a repurchase of such equity interests).

(f)           Deemed Repurchase. If the Company (or its assignee) shall make available to such Management Investor the consideration for the Units to be purchased in accordance with this Section 9.1 (including by depositing such amount into an escrow account), then from and after such time, such Management Investor shall no longer have any rights as a Member or holder of such Units and such Units shall be deemed purchased in accordance with this Section 9.1 whether or not the documentation required to be signed and delivered by such Management Investor pursuant to Section 9.1(d) has actually been signed or delivered.

9.2         Restrictions and Remedies. Any repurchase of Units under Section 9.1 is subject to applicable restrictions and limitations contained in the Delaware Act, the Delaware General Corporation Law or such other applicable governing law and in the Company Group’s debt and equity financing agreements, in each case, at the time of repurchase. The Company and each Management Investor shall be entitled to enforce its rights under this Article IX specifically (without posting a bond or other security) to recover damages by reason of any breach of this Article IX and to exercise all other rights granted by law (and the pursuit of one remedy shall not preclude the pursuit of any other remedy, it being understood that a grant of specific performance or other equitable relief shall not preclude or limit the collection of damages).

Article X
DISSOLUTION AND LIQUIDATION

10.1          Dissolution. The Company shall continue in existence until the Board determines that the Company shall be dissolved and its affairs be wound up or the Company is dissolved pursuant to Section 18-802 of the Delaware Act. Neither the admission of a new Member nor the death, retirement, resignation, expulsion, bankruptcy or dissolution of a Member, or the occurrence of any other event that terminates the continued membership of a Member in the Company, shall cause a dissolution of the Company.

10.2          Liquidation and Termination. On the dissolution of the Company, the Board or its designee shall act as liquidator or may appoint one or more representatives, Members or other Persons as liquidators. The liquidators shall proceed diligently to wind up the affairs of the Company and make final distributions as provided herein and in the Delaware Act. The costs of liquidation shall be borne as the Company’s expense. Until final distribution, the liquidators shall continue to operate the Company properties with all of the power and authority of the Board. The steps to be accomplished by the liquidators are as follows:

(a)           The liquidators shall pay, satisfy or discharge from the Company’s funds all of the debts, liabilities and obligations of the Company (including all expenses incurred in liquidation) or otherwise make adequate provision for payment and discharge thereof (including the establishment of a cash fund for contingent liabilities in such amount and for such term as the liquidators may reasonably determine).

(b)          As promptly as practicable after dissolution, the liquidators shall (i) determine the fair market value (the “Liquidation FMV”) of the Company’s remaining assets (the “Liquidation Assets”), (ii) determine the amounts to be distributed to each Member as set forth below in Section 10.2(c) and (iii) deliver to each Member a statement (the “Liquidation Statement”) setting forth the Liquidation FMV and the amounts and recipients of such Distributions, which Liquidation Statement shall be final and binding on all Members (absent manifest error).

(c)           As soon as the Liquidation FMV and the proper amounts of Distributions have been determined in accordance with Section 10.2(b) above, the liquidators shall promptly distribute the Company’s Liquidation Assets to the holders of Units in accordance with Section 4.1. In making such distributions, the liquidators shall allocate each type of Liquidation Asset among the Members ratably based on the aggregate amounts to be distributed with respect to the Units held by each such holder; provided that the liquidators may allocate each type of Liquidation Asset so as to give effect to and take into account any relative priorities of the different Units; provided further that, in the event that any securities are part of the Liquidation Assets, each Member that is not an “accredited investor” as such term is defined under the Securities Act may, in the sole discretion of the liquidators, receive, and agrees to accept, in lieu of such securities, cash consideration with an equivalent value to such securities as determined by the liquidators. The distribution of Liquidation Assets to a Member in accordance with the provisions of this Section 10.2 constitutes a complete return to the Member of its Capital Contributions and a complete distribution to the Member of its LLC Interest in the Company and all the Company property and constitutes a compromise to which all Members have consented within the meaning of the Delaware Act. If a Member returns funds to the Company, then such Member shall have no claim against any other Member for those funds.

(d)          To the extent that equity securities of any subsidiary are distributed to any Members, and unless otherwise agreed to by the liquidators and the K1 Investor, such Members hereby agree to enter into a securityholders agreement with such subsidiary and each other Member receiving such securities which contains rights and restrictions in form and substance similar to the provisions and restrictions set forth herein (including in Article V and Article VIII).

(e)           On completion of the distribution of the Liquidation Assets as provided herein, the liquidators shall file a certificate of cancellation with the Secretary of State of Delaware, cancel any other filings made pursuant to this Agreement that should be canceled, and take such other actions as may be necessary to terminate the Company.

(f)           A reasonable time shall be allowed for the orderly winding up of the business and affairs of the Company and the liquidation of its assets pursuant to this Section 10.2 in order to minimize any losses otherwise attendant on such winding up.

10.3          Liability of Liquidators. The liquidators shall not be personally liable for the return of Capital Contributions or any portion thereof to the Members (it being understood that any such return shall be made solely from the Company assets).

10.4          Hart-Scott-Rodino. In the event the Hart-Scott-Rodino Antitrust Improvements Act of 1976 is applicable to any Member, the dissolution of the Company shall not be consummated until such time as the applicable waiting period (and extensions thereof) thereunder have expired or otherwise been terminated with respect to each such Member.

Article XI

GENERAL PROVISIONS

11.1          Power of Attorney. Each Member constitutes and appoints the Board and the liquidators (if any), as applicable, and their respective designees, with full power of substitution, as such Member’s true and lawful agent and attorney-in-fact, with full power and authority in such Member’s name, place and stead, to sign, swear to, acknowledge, deliver, file and record in the appropriate public offices (to the same extent such Member could take such action) (a) this Agreement, all certificates and other instruments or documents and all amendments hereof or thereof in accordance with the terms hereof which the Board deems appropriate or necessary to form, qualify or continue the qualification of the Company as a limited liability company in the State of Delaware and in all other jurisdictions in which the Company may conduct business or own property or as otherwise permitted herein; (b) all agreements, certificates and other instruments and documents which the Board deems appropriate or necessary to reflect any amendment, modification or restatement of this Agreement in accordance with its terms; (c) all conveyances and other instruments or documents which the Board or the liquidators deem(s) appropriate or necessary to reflect the dissolution and liquidation of the Company pursuant to the terms of this Agreement, including a certificate of cancellation; (d) all instruments relating to the admission, withdrawal or substitution of any Member; and (e) all agreements and other instruments and documents requested by the Board or the K1 Investor in connection with an Approved Sale pursuant to Section 8.3 or pursuant to 0. The foregoing power of attorney is irrevocable and coupled with an interest, and shall survive the death, disability, incapacity, dissolution, bankruptcy, insolvency or termination of any Member and the Transfer of all or any portion of such Member’s Units and shall extend to such Member’s heirs, successors, assigns and personal representatives.

11.2          Amendments. The Board may amend this Agreement without the consent of any Member as provided in this Agreement, and otherwise with the prior written consent of the K1 Investor, and such amendment shall be binding on all Members as if such Members had expressly consented thereto; provided, that if any amendment would materially and adversely affect (a) the economic rights of the Class B Units in a disproportionate manner to the economic rights of the Class A Units or (b) the rights of the Restricted Investors in Section 8.2 (Tag-Along Rights), Section 8.3 (Approved Sale), Article IX (Repurchase), or this Section 11.2 (Amendments), then such amendment shall require the prior written consent of the Restricted Investors holders of a majority of such Class B Units (such consent not to be unreasonably withheld, conditioned or delayed).

11.3          Third Party Beneficiaries; Creditors; Successors and Assigns. This Agreement is for the benefit of the Members and (except for the K1 Investor, the Managers, the Indemnified Persons and the Outside Indemnitors, each of whom is a third party beneficiary of this Agreement for purposes of enforcing the rights to which such Persons are entitled hereunder) may be enforced only by the Members and the Company (through the Board) and nothing in this Agreement is intended to, nor does it, confer any benefits on, or create any rights or remedies in favor of, any other Person. Without limiting the foregoing, none of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the Company Group or any of its Affiliates, and no creditor who makes a loan to the Company Group or any of its Affiliates may have or acquire (except pursuant to the terms of a separate agreement signed by the Company Group or such Affiliate in favor of such creditor) at any time as a result of making the loan any direct or indirect interest in the Company’s profits, losses, distributions, capital or property other than its rights as a secured creditor expressly set forth in such a separate written agreement. This Agreement shall bind and inure to the benefit of the successors, permitted transferees, heirs, executors, administrators and legal representatives of the Members.

11.4          Remedies. Subject to Section 11.3, any Person having any rights under this Agreement shall be entitled to enforce such rights specifically (without posting a bond or other security), to recover damages by reason of any breach of this Agreement and to exercise all other rights granted by law.

11.5          Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, illegal or unenforceable under any applicable law or rule in any jurisdiction, then such invalidity, illegality or unenforceability will not affect any other provision hereof or the effectiveness or validity of any such provision in any other jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein or, if such term or provision could be drawn more narrowly so as not to be illegal, invalid, prohibited or unenforceable in such jurisdiction, it shall be so narrowly drawn, as to such jurisdiction, without invalidating the remaining provisions of this Agreement or affecting the legality, validity or enforceability of such provision in any other jurisdiction.

11.6          Descriptive Headings; Interpretation. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a substantive part of this Agreement. The use of the word “including” in this Agreement shall be by way of example rather than by limitation. The phrase “at any time” shall be deemed to be followed by the words “and on one or more occasions” and the phrase “from time to time” shall be interpreted to mean “at any time and on one or more occasions.” Reference to any agreement, document or instrument means such agreement, document or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and if applicable hereof. Where this Agreement states that a Person “shall,” “will” or “must” perform in some manner or otherwise act or omit to act, it means such Person is legally obligated to do so in accordance with this Agreement. The word “breach” means (x) in the context of a breach of a representation and warranty, such representation and warranty was not true and correct when made and (y) in the context of a breach of a covenant or other obligation by a Person, that such Person has not complied with or performed such covenant or other obligation. Any reference to a statute is deemed also to refer to any amendments or successor legislation as in effect at the relevant time and any reference to any law includes the rules and regulations promulgated thereunder. Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates. Whenever required by the context, references to a fiscal year shall refer to a portion thereof. The use of the words “or,” “either” and “any” shall not be exclusive. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any of the provisions of this Agreement. Wherever a conflict exists between this Agreement and any other agreement, this Agreement shall control but solely to the extent of such conflict. Whenever in this Agreement the Board is required or permitted to take any action or to make a decision or determination, the Board shall take such action or make such decision or determination in its sole and absolute discretion and shall not be subject to any other or different standard and such action, decision or determination shall be final, conclusive and binding as to all the Members. Whenever in this Agreement the K1 Investor is permitted or required to take any action or to make a decision or determination, the K1 Investor shall take such action or make such determination in its sole discretion and shall not be subject to any other or different standards. Except as set forth in an Equity Agreement, no Restricted Investor shall have any right to participate in, challenge or reject any determination made by the Board as to the fair market value of any Units or the methodology or process by which such determination was made by the Board. Where a forfeiture, termination, cancellation, removal from the Board or other consequence happens “automatically,” such forfeiture, termination, cancelation, removal from the Board or other consequence shall be effective on the occurrence of the applicable event and shall not require any further action by any Person. When determining the Total Equity Value or fair market value of any Unit for purposes of the repurchase provisions set forth in Article IX of this Agreement or any Equity Agreement, the Board, or any independent third party accounting firm, as applicable, may take into consideration any factors it deems relevant, may rely on customary valuation techniques applicable to private companies, including discounted cash flow analysis, comparable transactions analysis and comparable companies analysis and may engage and rely on third party advisors and firms with experience in valuing private companies.

11.7          Governing Law; Choice of Law; Dispute Resolution. The law of the state of Delaware shall govern all claims, controversies or matters related to or arising from this Agreement (including any tort or non-contractual claims) and any questions concerning the construction, interpretation, validity and enforceability of this Agreement, and the performance of the obligations imposed by this Agreement, in each case without giving effect to any choice-of-law or conflict-of-law rules or provisions (whether of the state of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the state of Delaware. The Company and each Member hereby waives all rights to trial by jury in any action, suit or proceeding brought to resolve any dispute between or among the Members or between the Company and certain Members (whether arising in contract, tort or otherwise) arising out of, connected with, related or incidental to this Agreement, the transactions contemplated hereby or the relationships established among the parties hereto hereunder. Except with respect to claims for specific performance or injunctive or other equitable relief, and except as provided in the last sentence of this Section 11.7, all actions, proceedings, disputes, matters or claims related to or arising from this Agreement shall be heard and determined strictly in accordance with the terms and procedures set forth in Exhibit A as the sole and exclusive procedure for the resolution of any such action, proceeding, dispute, matter or claim, and no action, proceeding, dispute, matter or claim related to or arising from this Agreement may be brought in any court, forum, venue, tribunal or jurisdiction except for such court, forum, venue, tribunal or jurisdiction explicitly provided for in Exhibit A. A final judgment in any proceeding so brought in accordance with the terms and procedures set forth in Exhibit A shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or at equity.

11.8          Addresses and Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given or made when (a) delivered personally to the recipient, (b) emailed to the recipient (with hard copy sent to the recipient by reputable overnight courier service (charges prepaid) that same day) if emailed before 6:00 p.m. Pacific Time on a business day, and otherwise on the next business day, or (c) one business day after being sent to the recipient by reputable overnight courier service (charges prepaid). Such notices, demands and other communications shall be sent to the address for such recipient set forth in the Company’s books and records, or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party. Any notice to the Board or the Company shall be deemed given if received by any K1 Manager at the principal office of the Company.

11.9          Waiver. No failure by any Person to insist on the strict performance of any covenant or other obligation in this Agreement or to exercise any right or remedy in connection therewith shall constitute a waiver of any right or remedy or any other covenant or other obligation. A waiver of any term of this Agreement shall be effective only if set forth in a writing signed by the Person entitled to enforce such term.

11.10      Entire Agreement; Further Action; Counterparts and Delivery. This Agreement, those agreements, instruments and documents referred to herein and the agreements, instruments and documents dated the date hereof embody the complete agreement and understanding among the Members and the Company with respect to the subject matter herein and supersede and preempt any prior understandings, agreements or representations by or among such Persons, written or oral, which may have related to the subject matter hereof. The Members agree to execute and deliver all instruments and documents, provide all information and take or refrain from taking such actions as may be necessary or appropriate to achieve the purposes of this Agreement, in each case, as may be requested by the Board. This Agreement may be executed in counterparts and delivered by email.

11.11      Legal Representation. Each Member hereby acknowledges and agrees that: (a) the determination of such Member to acquire Units has been made by such Member independent of any other Person and independent of any statements or opinions as to the advisability of such purchase or as to the properties, business, prospects or condition (financial or otherwise) of the Company Group which may have been made or given by any other Member or by any agent or employee of any other Member, (b) no other Member has acted as an agent of such Member in connection with making its investment hereunder and no other Member shall be acting as an agent of such Member in connection with monitoring its investment hereunder, (c) the K1 Investor and the Company have retained Kirkland & Ellis LLP in connection with the transactions contemplated hereby and expect to retain Kirkland & Ellis LLP as legal counsel in connection with the management and operation of the K1 Investor’s investment in the Company Group, (d) Kirkland & Ellis LLP is not representing and will not represent any other Member in connection with the transactions contemplated hereby or any dispute which may arise between the K1 Investor or the Company, on the one hand, and any other Member, on the other hand, (e) such Member has retained its own independent counsel, or voluntarily and knowingly elected to forgo such representation and (f) Kirkland & Ellis LLP may represent the K1 Investor and the Company in connection with any and all matters contemplated hereby (including any dispute between the K1 Investor or the Company, on the one hand, and any other Member, on the other hand) and such Member waives any conflict of interest in connection with such representation by Kirkland & Ellis LLP.

11.12      Certain Waivers. As a specifically bargained for inducement for the Members to enter into this Agreement (after having the reasonable opportunity to consult with counsel), each Member hereby agrees that Section 18-210 and Section 18-305(a) of the Delaware Act shall not apply to or be incorporated into this Agreement and each Member knowingly, voluntarily and irrevocably waives any and all rights under such Sections of the Delaware Act.

11.13      Certain Administrative Expenses. Notwithstanding anything to the contrary contained herein, to the extent that K1 Investment Management, K1 Group, the K1 Investor or any of their respective Affiliates, on behalf of the Company, incurs administrative costs and expenses in respect of the formation, maintenance and operation of the Company Group, including annual filing fees and tax preparation fees, then (x) the Company shall reimburse K1 Investment Management, K1 Group, the K1 Investor or such Affiliate or a designee thereof for such reasonable costs and expenses prior to making any Distributions hereunder or (y) the net proceeds payable to the Members in a Sale Transaction shall be reduced by such amount and paid to K1 Investment Management, K1 Group, the K1 Investor or such applicable Affiliate.

*       *       *       *       *

Each of the undersigned has executed this Agreement as of the date first above written.

MERIDIAN TOPCO LLC

By:
Name: Title:

K5 PRIVATE INVESTORS, L.P.

By: K5 Capital Advisors, L.P. Title: General Partner By: K1 Investment Management, LLC Title: General Partner

By:
Name: Title:

Signature Page to Amended and Restated

Limited Liability Company Agreement of Meridian TopCo LLC

Each of the undersigned has executed this Agreement as of the date first above written.

[MEMBER]

By:
Name: Its:

Signature Page to Amended and Restated

Limited Liability Company Agreement of Meridian TopCo LLC

Exhibit A

DISPUTE RESOLUTION PROCEDURES

1.1                 Dispute Resolution. Any and all controversies, disputes or claims arising out of, relating to, or in connection with this Agreement or any related agreement, document or obligation, including any challenge regarding its or their existence, validity, operation or termination (each, a “Dispute”), shall be subject to the dispute resolution procedures set forth in this Section 1.1. Any party to the Dispute (each, a “Party”) may initiate such procedures by delivering written notice to the other Party (the “Dispute Notice”), describing in reasonable detail the facts and circumstances underlying the Dispute and the relief sought.

(a)       The Parties shall first attempt to resolve the Dispute through good faith negotiations. All offers, conduct and statements, whether oral or in writing, made in the course of the negotiation by any of the Parties or their respective Affiliates, directors, managers, officers, employees, agents, experts or attorneys (collectively, “Representatives”) shall be deemed confidential, privileged and inadmissible for any purpose, including impeachment, in any arbitration or other proceeding involving the Parties, provided that evidence that is otherwise admissible or discoverable shall not be rendered inadmissible or non-discoverable as a result of its use in the negotiation. In the event the Parties are unable to resolve the Dispute within 20 business days after delivery of the Dispute Notice, then, unless otherwise agreed by the Parties in writing, the Dispute shall be referred to and finally resolved by arbitration before a panel of three arbitrators (the “Panel”). No lawsuit or other proceeding shall be brought by or on behalf of any Party during the negotiation period.

(b)       The arbitration shall be administered by the American Arbitration Association (“AAA”), or such other nationally-recognized dispute resolution organization mutually agreed on by the Parties in writing, and shall be conducted in accordance with the applicable commercial arbitration rules and mediation procedures of AAA or such other organization then in effect, as expressly modified pursuant to this Section 1.1, and the Parties hereby elect and consent to the use of any available expedited or fast track rules and procedures (collectively, the “Rules and Procedures”).

(c)       The Parties shall use commercially reasonable efforts to select the Panel within 15 business days after expiration of the negotiation period. If an agreement on the composition of the Panel is not reached within such 15 business day period, then the arbitrators shall be selected in accordance with the Rules and Procedures and this Section 1.1(c). In the event of the failure, refusal or inability of any arbitrator to act, a new arbitrator shall be appointed as a replacement, which appointment shall be made in the same manner as set forth above for the appointment of such resigning arbitrator. Each arbitrator must: (i) be a retired Delaware federal or state court judge or a licensed attorney with at least 10 years of active experience in commercial litigation or transactional matters; (ii) be instructed that he or she is a neutral arbitrator; (iii) have had no relationship representing either Party or their respective Affiliates during the immediately preceding one year period prior to selection; and (iv) agree in writing to abide and be bound by this Section 1.1. No arbitrator shall have any ex parte communication with any Party or its Representatives except to confirm availability and potential conflicts.

(d)       The arbitration shall be seated in Los Angeles, California and conducted in the English language.

(e)       Discovery shall be permitted in connection with the arbitration only to the extent, if any, expressly authorized by the Panel on a showing of substantial need by the Party seeking discovery.

(f)        The provisions of this Agreement, including this Section 1.1, shall be governed by and construed in accordance with the internal laws of the State of Delaware, without regard to its provisions concerning conflicts of law, and the Panel shall apply such laws in rendering a decision.

(g)       The Panel shall resolve the Dispute and shall sign and acknowledge its decision, together with a brief statement describing the rationale for such decision, in writing and simultaneously deliver a copy thereof to each of the Parties personally or by registered or certified mail, return receipt requested. Any such decision shall be rendered promptly, and in case within 60 days after appointment of the Panel. Subject to Section 1.1(j), the determination of the Panel shall be final and binding on the Parties and may be enforced in any court of competent jurisdiction.

(h)       The Panel shall have no authority to award incidental, indirect, consequential, punitive, statutory, exemplary, or other special damages, including but not limited to those in respect of claimed reputational harm, and the Parties waive any right to recover any such damages. For the avoidance of doubt, the Panel shall only award direct compensatory damages (if any) in connection with the arbitration.

(i)        The Panel shall award to the prevailing Party in the arbitration, if any, the costs, fees and expenses (including attorneys’ fees) reasonably incurred by such Party in connection with the arbitration.

(j)        Any Party may appeal an award granted by the Panel by seeking review of the disputed matter before a single neutral arbitrator. Any such appeal shall be conducted in accordance with the Optional Appellate Arbitration Rules of AAA as in effect as of the date hereof, except that the arbitrator shall limit his or her review to the specific matters in dispute and defer to all findings of fact made by the Panel (and not seek any further findings of fact). Any appeal must be initiated within 30 days after receipt of the decision rendered by the Panel by filing a notice of appeal with any AAA office. Following the appeal process, the decision rendered by the neutral arbitrator may be entered in any court of competent jurisdiction.

(k)       The Parties acknowledge that this Agreement evidences a transaction involving interstate commerce. Notwithstanding anything to the contrary contained herein, including Section 1.1(f) with respect to governing law, any arbitration conducted pursuant to the terms of this Agreement shall be governed by the Federal Arbitration Act (9 U.S.C. §§ 1-16) (as amended, modified or supplemented from time to time, the “FAA”). For avoidance of doubt, any issue concerning the extent to which any Dispute is subject to arbitration, or concerning the applicability, interpretation, or enforceability of these procedures, including any contention that all or part of these procedures are invalid or unenforceable, shall be governed by the FAA and resolved by the Panel.

(l)        All discussions and negotiations pursuant to the arbitration shall be confidential and shall be treated as compromise and settlement negotiations for purposes of the applicable rules of evidence and any additional confidentiality protections afforded by agreement of the Parties or applicable law. Without limiting the foregoing, the Parties (including their respective Representatives), the arbitrators and the dispute resolution organization shall maintain the confidentiality of any information relating to the Dispute and the arbitration and all documents, communications, proceedings and awards provided, produced or exchanged in the arbitration.

Unit Ownership Ledger

On file with the Company